Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Online Resources Corporation 2005 Restricted Stock and Option Plan of our reports dated March 8, 2005, except for Note 2, as to which the date is August 15, 2005, with respect to the consolidated financial statements of Online Resources Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004, Online Resources Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Online Resources Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Mclean, Virginia
September 13, 2005